EXHIBIT 10.2
EXPLORATION AND DEVELOPMENT AGREEMENT
EAGLEFORD SHALE AREA

REOSTAR ENERGY CORPORATION

AND

ZAZA ENERGY, LLC

EXPLORATION AND DEVELOPMENT AGREEMENT

        This Exploration and Development Agreement is entered into this 20th day of May, 2009 by and among ReoStar Energy Corporation ("ReoStar") and ZaZa Energy, LLC ("ZaZa") as follows. ReoStar and ZaZa will sometimes hereinafter be referred to individually as a "Party" and collectively as the "Parties".

I. Recitals

        1.1.         The Parties have identified certain geographic areas located in South Texas available for conducting exploration activities thereon, with subsequent leasing, exploration and production operations, to be known as the Eagleford Shale Area, all as further described on the sketch and list of Texas counties attached as Exhibit A.

        1.2.         The Parties have agreed upon the relative contributions, responsibilities, rights and duties in connection with the Eagleford Shale Area, all in accordance with the terms and conditions hereinafter contained.

        NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the Parties agree as follows:

II. Definitions

        The following terms when used in this Agreement will have the following meanings:

        2.1.         "After Payout Working Interest" means a reversionary leasehold estate and working interest in and to the Subject Leases equal to a Twenty Percent (20%) Working Interest, vesting in possession and use after Prospect Payout has been reached. This Twenty Percent (20%) After Payout Working Interest is reserved in favor of ZaZa in all leasehold obtained with respect to this Agreement but it will be proportionately reduced in any leasehold to which the Parties to this Agreement own less than One Hundred Percent (100%) of the Working Interest.

        2.2.         "Agreement" means this Agreement and all exhibits attached hereto.

        2.3.         "Area", "Prospect Area" and "Eagleford Shale Area" all mean the lands generally described on Exhibit A.

        2.4.         "Contract Operator" means the entity that operates the Hackberry Creek Prospect through the functions and responsibilities defined in the Joint Operating Agreement ("JOA") and related documents executed on its behalf, defined herein as REOS.

        2.5.         "Existing Burdens" means (i) any royalty, overriding royalty, production payment, and other similar burdens on production which burden the Subject Leases at the time of acquisition, and (ii) the Reserved Overriding Royalty Interest.

        2.6.         "Exploration Program" means the operations to be conducted by Parties in the Area using 3-D seismic and other exploration technologies to explore for subsurface geological formations and anomalies indicative of the existence of oil, gas and other hydrocarbons, along with all necessary processing, review and analysis of such data, including without limitation acquisition of new geophysical data or the reprocessing of existing available geophysical data covering some or all of the Project Area or across other areas if the data will contribute to the evaluation of the Project Area and the subsequent leasing of prospective areas.

        2.7.         "JOA" means the operating agreement referred to in Article V herein.

        2.8.         "Operator of Record" means the entity that is a registered operator with the Railroad Commission of the State of Texas ("RRC") and files the necessary information with the RRC as it relates to the operation and reporting of the Hackberry Creek Prospect on its behalf for the benefit of all working interest and royalty owners in the same, defined herein as ZAZA.

        2.9.         "Prospect" means a single, or set of, geologic or geophysical leads or ideas within the Area identified by the Exploration Program thought to be productive of oil or gas, together with the offsetting acreage necessary to protect the geological structure or structures, if productive, from competitive drainage, as agreed by the Parties from time to time and not to exceed Twenty Thousand (20,000) acres.

        2.10.       "Prospect Payout" means, separately as to each of the mutually agreed to Prospect that point in time when the cumulative Proceeds received from the Wells drilled on such distinct Prospect Area equal the cumulative Acquisition Costs, Seismic Costs, Exploration and Development Costs, and Operating Costs attributable to all such Wells incurred and paid pursuant to that distinct Prospect.

        For purposes hereof, the following terms will have the meaning set out below, determined separately as to each of the agreed to Phases, respectively:

a. "Proceeds" means the sum of (a) the proceeds realized from the sale of production from all Wells, after excluding the Existing Burdens attributable thereto, (b) any sales proceeds realized from the sale or other disposition of part, or all, of an interest in the Wells, or the Subject Leases, (c) any insurance proceeds received in respect of loss or damage to Wells, or the Subject Leases, and (d) proceeds received in respect of damages pursuant to any settlement or judgment in legal proceedings affecting the Wells, Subject Leases or operations thereon.

b. "Exploration and Development Costs" of the Wells means all actual third party direct costs and expenses incurred or paid with respect thereto, including but not limited to (a) costs of drilling, re-entering, logging, testing, completing, and equipping such Well(s) for production, (b) that portion of drilling rate overhead charges allocated to such Well(s) under the applicable JOA, and (c) costs of plugging and abandoning and surface restoration for any such well completed as a dryhole.

c. "Operating Costs" of a Well means all costs incurred in producing such Well and disposing of such production including, but not limited to:

(i) Labor and other services necessary for the maintenance and operations of such Well;

           (ii)         Materials, supplies, transportation, repairs, and replacements used in the maintenance and operation of such Well, including replacements for all parts of machinery, equipment, tanks, or other equipment to replace and/or repair original Well and/or lease equipment;

          (iii)        Reworking or re-equipping such Well;

          (iv)       Gathering, treating, processing, transporting, and marketing of production from such Well; and ad valorem, severance, gathering, windfall profits, or other applicable taxes; and

(v) That portion allocated to such Well in accordance with the usual and customary accounting practices of all other costs (including, but not limited to, overhead costs of the Contract Operator as set out in the JOA) which, pursuant to such accounting practices, are determined to be Operating Costs.

d. "Acquisition Costs" means the sum of all costs incurred and paid that are associated with acquiring Subject Leases, including land brokerage, title and curative costs, and all delay rentals paid.

e. "Seismic Costs" means all costs incurred and paid in connection with the Exploration Program, including without limitation costs of acquiring seismic permits, options and licenses attributable to the Area.

        2.11.        "ReoStar Energy Corporation ("ReoStar")" has the meaning ascribed in the preamble to this Agreement, with a mailing address of 3880 Hulen St., Suite 500, Fort Worth, Texas 76107.

        2.12.        "Reserved Overriding Royalty Interest" means an overriding royalty interest in and to the Subject Leases equal to the positive difference between (a) Twenty-Five Percent (25%) of 8/8ths and (b) the lessor's royalty burden, determined on a lease by lease basis; in no event, however, to never be less than Three Percent (3%) of 8/8ths. ZaZa will deliver a Seventy-Five Percent (75%) to Seventy-Two Percent (72%) NRI in the Subject Leases using the above parameters. This Reserved Overriding Royalty Interest is to be reserved in favor of ZaZa in all leasehold obtained with respect to this agreement, but it will be proportionately reduced in any leasehold to which the parties to this Agreement own less than One Hundred Percent (100%) of the Working Interest.

        2.13.        "Seismic Data" means, with respect to each separate and distinct seismic operation on the Prospect Areas, the final gained and ungained migrated three dimensional survey (or two dimensional) stack data obtained in connection with the Exploration Program.

        2.14.        "Subject Leases" means the Oil, Gas and Mineral Leases covering portions of the Prospect Areas acquired or to be acquired in connection with exploration efforts identified pursuant to this Agreement. Assignments to the Subject Leases shall be made to the Parties prior to or in conjunction with their sale to a third party.

        2.15.        "Wells" means all wells drilled on the Subject Leases, and completed either as a producer or plugged and abandoned as a dry hole.

        2.16.        "Working Interest" means the cost-bearing leasehold estate and working interest in and to the Subject Leases held by the Parties, subject to applicable participation elections:

        2.17.        "ZaZa Energy, LLC ("ZaZa")" has the meaning ascribed in the preamble to this Agreement, with a mailing address of 600 Leopard St., Suite 2100, Corpus Christi, Texas 78473.

III. Program Operations and Costs

        3.1.         Exploration Program. ZaZa as Operator of Record will conduct the Exploration Program across the Prospect Areas and REOS, as Contract Operator, will conduct operations on the Hackberry Creek Project. As compensation for ZaZa's efforts and expertise, ReoStar shall issue to ZaZa Twelve Million (12,000,000) shares of ReoStar common stock (the "Shares"), with the certificate evidencing the Shares registered in the name of ZaZa on the books and records of ReoStar, and pay ZaZa an overhead payment of One Million Five Hundred Thousand Dollars ($1,500,000) per year for three (3) years payable at Three Hundred Seventy-Five Thousand ($375,000) per quarter with the first payment due upon Closing as payment for the second quarter of 2009. This Exploration and Development Agreement can be extended beyond the three year period by mutual written consent of the Parties.

        All Exploration and Development costs for the Prospect Areas after acquisition of the Subject Leases shall be paid by Parties in accordance with their respective Working Interests. The Contract Operator shall invoice or AFE the Parties in accordance with the JOA.

        3.2.         "ZaZa Energy LLC" shall use its best efforts to (a) obtain oil and gas leases within the various Prospect Areas which Prospect Areas will be more particularly defined with future Exhibit "B's attached hereto and made a part hereof. ZAZA will use proceeds from an independent land bank to obtain oil and gas leases within the various Prospect Areas.

        3.3.         "ReoStar Energy Corporation" shall have the right but not the obligation to acquire interests in the Subject Leases for up to Ninety-Nine Percent (99%) Working Interest, subject, however, to ZaZa's right (but not the obligation) to participate in up to a 50% working interest in the Subject Leases. ZaZa will retain not less than a One Percent (1%) Working Interest in each Prospect Area. Leasehold costs are set at a prearranged per acre cost to ReoStar of Eight Hundred Fifty Dollars ($850). As lease costs increase in the Project Area this prearranged cost per acre shall be increased upon mutual consent. In no circumstance shall acreage be delivered for less than the actual lease bonus cost. ZaZa shall identify areas available for lease and if for any reason ZaZa offers ReoStar acreage and ReoStar declines to participate ZaZa shall be free to pursue said acreage for its own account.

        3.4.         Confidentiality. The Parties agree to keep the information obtained from the Exploration Program strictly confidential and agree that no Party shall disclose, in whole or in part, any such information to any third party without the other's prior written consent. It is agreed that the Parties may disclose the information to the following persons only to the extent necessary to evaluate the participation in acquiring leases and drilling a well or wells thereon: (a) the Parties' (and their affiliates' and nominees') employees, officers and directors who need to examine the information for purposes of evaluation; (b) any professional consultant retained for the purpose of evaluating the information; (c) their respective partner(s) (or prospective partners) in a Prospect area or non-consent acreage; or (d) any lender financing the Parties' participation in the potential acquisition or drilling, including any professional consultant retained by the lender for purposes of evaluating the information. In any event, the disclosing party shall be responsible for ensuring that any party to whom the information is disclosed shall keep the information confidential in accordance with this provision. ReoStar recognizes that ZaZa has prior activities, leases, and AMIs as of the date of this Agreement in the Eagleford Shale Area and that ZaZa has ongoing projects to sell in the Area. Therefore, ReoStar agrees to release ZaZa from the confidentiality provisions of this Agreement to the extent necessary to allow ZaZa to perform its normal business activities with regard to these pre-existing prospects.

        3.5.         Prospect Area. The Parties acknowledge that opportunities to expand the confines of the Prospect Area beyond that depicted on Exhibit "A" may be presented as the Exploration Program progresses as provided in Section 4.1 below. In connection therewith, if and to the extent the Parties agree at any time to expand the definition of the Prospect Area so as to include lands contiguous to, or in the vicinity of, the lands outlined and depicted on Exhibit "A", the Parties further agree to amend, modify and supplement this Agreement by replacing Exhibit "A" with one or more revised exhibits reflecting such expanded Area.

        3.6.         Seismic Rights Acquired. The Parties agree that any lease, seismic option, seismic permit, farmout agreement, shoot-to-earn agreement, or other contractual rights to shoot seismic surveys over the Prospect Areas that are acquired by any Party hereafter, directly or indirectly (through any individual or entity associated or affiliated with such party) during the period commencing with the date of this Agreement and ending when all Seismic Data has been received, shall be subject to and become a part of the subject matter covered by this Agreement. In that regard, the ownership interests in the acquired interest or rights, and responsibility for the acquisition costs thereof shall be determined in accordance with the remainder of this Agreement.

        3.7.         Existing AMI Areas. The Parties acknowledge that they have existing AMI areas within the Exploration Program area with third parties. The Parties agree these areas are exempt from the provisions of Section 3 otherwise applicable to the lands covered by this Agreement. Furthermore, the Parties agree that this Exploration Program is intended to explore and exploit the newly developing Eagleford Shale Trend and not other potential targets in the Project Area. The Parties shall be free to explore and exploit all other existing trends within the Project Area.

IV. Prospect Areas and Wells

        4.1.         Prospect Identification. For a period commencing from the date of this Agreement ending three (3) years from the date hereof, the Parties shall identify separate "Prospect Areas" within the Eagleford Shale Area from the data obtained for the joint benefit of the Parties. For purposes hereof. Prospect Area means a defined geographic area covering a Prospect identified hereunder. Each Party will have the option to participate in acquiring Subject Leases covering the Prospect Area in accordance to Section 2.6 and subject to Section 4.2 below. The Parties electing to participate in a Prospect Area agree to execute a separate Operating Agreement in the form of Exhibit "C", as to such Prospect Area.

        4.2.         Area of Mutual Interest. The Parties agree to create an Area of Mutual Interest ("AMI") comprising all of the lands identified as a separate Prospect Area under the terms of Section 4.1 above, which shall be memorialized by separate agreement and included within the provisions of a separate JOA for each separate Prospect Area. The term of the AMI as to each separate Prospect Area shall expire three (3) years from the date of such separate agreement or when all leases owned by any of the Parties expire within the AMI boundary, whichever is longer. During the term of the AMI and within the AMI, if any party hereto (the "Acquiring Party") acquires any oil and gas leasehold interest, unleased mineral interest, or the right to earn any such interest, directly or indirectly (through any individual or entity associated or affiliated with such party), the Acquiring Party shall, within fifteen (15) days following such acquisition, notify the other parties to this AMI provision, or a counterpart thereof (the "Offerees") of such acquisition. The notice from the Acquiring Party to the Offerees shall include a copy of all instruments of acquisition and any other pertinent available data, and an itemized statement of the actual costs and expenses incurred by the Acquiring Party in acquiring such interest, excluding, however, costs and expenses of its own personnel. Each Offeree shall have fifteen (15) days after the receipt of such notice within which to notify the Acquiring Party of its election to acquire its proportionate interest in the interest acquired by the Acquiring Party. The proportionate interests will be based upon the Parties' respective Working Interests, either before or after Project Payout (giving effect to ZaZa's After Payout Working Interest), as the case may be, but subject to the Reserved Overriding Royalty Interests of ZaZa as set out in Section 2.10. If the Acquiring Party has not received actual notice of the election of an Offeree to acquire its proportionate interest within the 15-day period, it shall be conclusively presumed that the Offeree has rejected the offer. If an Offeree notifies the Acquiring Party within the aforesaid time period of its election to purchase its proportionate interest in the interest acquired, the Acquiring Party shall promptly invoice the Offeree for its proportionate part of the actual third party costs incurred in the acquisition, along with a written agreement whereby the Offeree assumes its proportionate share of all terms, conditions, provisions, obligations and liabilities assumed by the Acquiring Party in connection with such acquisition. Notwithstanding any of the foregoing, however, if a well is being drilled within the AMI at the time of acquisition, the result of which could affect the value of the interest so acquired, the Acquiring Party shall so advise the Offerees, and the election to acquire a proportionate interest in the acquired interest must be made within forty-eight (48) hours after receipt of such notice. Failure of an Offeree to timely respond in either case to the

Acquiring Party shall be conclusively deemed an election by such party not to acquire its proportionate interest in the acquired interest. In the event one or more of the parties to this AMI provision, or a counterpart thereof, should elect not to acquire its proportionate interest in such acquisition, or should fail to timely exercise its option, then such Offeree will be deemed to have forfeited all right, title and interest in and to the acquired interest, except that ZaZa's Reserved Overriding Royalty Interest and After Payout Working Interest shall always apply. The original Acquiring Party shall, promptly after the expiration of the response period, notify each of the Parties who have elected to acquire an interest that the non-electing Party or Parties named in the notice have failed or refused to exercise their option. Each of the Parties so notified and the original Acquiring Party shall have the option for forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such second notice to acquire the remaining interest in the proportion that the interest of each such Party bears to the total interest of all parties hereto desiring to acquire the remaining interest. Should one of the Parties electing to share in the acquisition in the first instance elect not to acquire any additional interest, such remaining interest shall again be offered to the other Parties and shared in the same manner as provided in the immediately preceding sentence. Promptly upon determination of the proportionate ownership of such acquisition, the Parties electing to participate therein shall pay the Acquiring Party their respective proportionate share of the total cost thereof.

        If an Offeree elects to acquire its proportionate interest and assumes its obligations, as hereinabove set forth, the Acquiring Party shall, after such Offeree has paid the invoice amount and executed and delivered the written agreement provided for above, execute and deliver a written assignment in recordable form covering the Offeree's proportionate share in the acquired interest, which assignment shall be made without any warranty of title, express or implied, except to claims of all persons claiming or to claim the same or any part thereof by, through or under the Acquiring Party, but not otherwise. Such assignment shall also be made subject to the terms of this Agreement.

        4.3.         Test Wells. Drilling and completion operations on the first well (or substitute therefore) commenced on each separate Prospect Area which two or more of the Parties have elected to acquire in accordance with this Agreement, will be conducted in accordance with the JOA executed in connection therewith, including without limitation, the non-consent penalty provisions. Such provisions provide, in part, that Parties electing, or deemed to elect, not to participate in the drilling of an initial test well (or substitute therefore), will release, relinquish and forfeit all right, title and interest in and to such Prospect Area; provided, however, in the case of ZaZa as the non-participant, the Reserved Overriding Royalty Interest and the After Payout Working Interest will remain applicable to such Prospect Area.

        4.4.         After Prospect Payout. From and after the point in time Prospect Payout has been reached, ZaZa will be entitled to all revenues, and responsible for all expenses, attributable to its respective After Payout Working Interest in and to the Subject Leases comprising such distinct Prospect Area. ZaZa shall have the right but not the obligation to payoff its outstanding payout balance and be vested in its After Payout Working Interest at any time.

V. Operating Agreement

        The Parties agree to be bound by the terms of the JOA attached as "Exhibit C", naming REOS as "Operator", for the purposes of the JOA document, and referred to herein as Contract Operator, covering operations conducted with respect to each Prospect Area, including Operations on the Hackberry Creek Prospect. In the event of a conflict between the terms and provisions of this Agreement and the JOA, the terms of this Agreement shall control. A separate JOA shall be executed with respect to each distinct Project Area, as such Project Areas are developed under the Exploration Program.

VI. Relationship of the Parties

        It is not the purpose nor intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership, or other relationship by and between the Parties whereby any Party shall be held liable for the acts, either of omission or commission, of any other Party hereto. The rights and liabilities of the Parties hereunder shall be several and not joint or collective.

VII. Miscellaneous

        7.1.         Exhibits. The exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes.

        7.2.         Binding Effect. This Agreement will be binding upon the parties hereto, their successors and assigns. The AMI provisions hereof constitute covenants running with the land.

        7.3.         Complete Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter. Time is of the essence in this Agreement.

        7.4.         Amendment. No change, modification, or alteration of this Agreement shall be binding upon any Party unless made in writing and executed by all Parties.

        7.5.         Construction. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Texas. This Agreement shall be deemed to have been executed in Corpus Christi, Texas, and all payments hereunder shall be deemed payable in Nueces County, Texas.

        7.6.         Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by electronic transmission, when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mails and (c) if given by Federal Express service or other means, when received or personally delivered.

        7.7.         Arbitration. All disputes, controversies, or claims that may arise among the parties relating to this Agreement will be submitted to, and determined by, binding arbitration. The arbitration will be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Exclusive venue for the arbitration will be in Nueces County, Texas. The arbitrator will apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim. Evidentiary questions will be governed by the Texas Rules of Evidence. The arbitrator's award will be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing party in the arbitration will be entitled to recover its reasonable attorneys' fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator. Any award pursuant to the arbitration will be final and binding upon the parties and judgment on the award may be entered in any federal or state court sitting or located in Nueces County, Texas, or in any other court having jurisdiction. The provisions of this Section will survive the termination of this Agreement. Notwithstanding the foregoing, this Section will not prevent any party from seeking injunctive relief from a court of competent jurisdiction under appropriate circumstances, provided, however, such action will not constitute a waiver of the provisions of this Section.

VIII. REPRESENTATION, WARRANTIES AND COVENANTS OF REOSTAR.

ReoStar hereby represents, warrants, and covenants to ZaZa as follows:

        8.1.         Organization, Good Standing and Qualification. ReoStar is duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business and in good standing in the State of Texas. ReoStar has all requisite corporate power and authority to execute and deliver this Agreement, to issue, sell and deliver the Shares, and to carry out the provisions of this Agreement.

        8.2.         Capitalization. The authorized capital stock of ReoStar, as of the date hereof and immediately prior to the Closing, will consist of Two Hundred Million (200,000,000) shares of common stock, of which Eighty Million One Hundred Eighty-One Three Hundred Ten (80,181,310) shares are issued and outstanding. As of the Closing Date, there are warrants to purchase approximately Twelve Million Five Hundred Thousand (12,500,000) shares of common stock with various exercise strike prices. ReoStar's Board of Directors has approved the 2008 Long-Term Incentive Plan whereby ReoStar reserved Eight Million (8,000,000) shares of common stock for issuance under the plan. The Board has also approved the grant of options to purchase One Million Five Hundred Thousand (1,500,000) shares of common stock to certain officers under the plan. There are no other outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from ReoStar of any of its securities or which are convertible into or exercisable for securities of ReoStar, other than the rights set out in Section 3.1 of this Agreement. As of the Closing Date, the Shares shall be validly issued, fully paid and nonassessable, and are free of any restrictions, limits, claims, liens or other encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares to ZaZa is not subject to any preemptive or similar rights or rights of first refusal that have not been properly waived or complied with. ZaZa shall have the Tag-Along and Piggy Back Rights set out in Sections 8.5 and 8.6 below.

        8.3.         Authorization; Binding Obligations. The Agreement, when executed and delivered, will be a valid and binding obligation of ReoStar enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

        8.4.         Offering Valid. Assuming the accuracy of the representations and warranties of the ZaZa hereof, the offer, sale and issuance of the Shares, will be exempt from the registration requirements of the Securities Act of 1933 and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

        8.5.         Tag-Along Rights. If one or more of ReoStar's shareholders, after ninety (90) days of the date of this Agreement, enters into a contract to sell shares of ReoStar equal to more than Fifty Percent (50%) of the then issued and outstanding shares of ReoStar, ReoStar shall promptly give notice thereof (the "Significant Disposition Notice") to ZaZa. The Significant Disposition Notice shall set forth all relevant information with respect to the proposed sale, including the name and address of the prospective acquirer, the purchase price for the shares, and the payment terms therefor, and any other terms and conditions of the proposed sale. Pursuant to the Significant Disposition Notice, ReoStar shall cause its selling shareholders to offer ZaZa the option of selling a portion of its shareholding in ReoStar either to the shareholders wishing to dispose of their shares or to the proposed acquirer of such shareholders' shares. ReoStar and its selling shareholders shall determine which of these options to pursue and ZaZa shall be given the right to sell the proportion of its shares equal to the proportion of the issued and outstanding shares of ReoStar that are proposed to be sold in this transaction at the same price and on the same terms as set forth in the Significant Disposition Notice. ZaZa shall have thirty (30) days from receipt of its Significant Disposition Notice to determine whether or not to participate in the sale. ReoStar will establish reasonable procedures, in addition to those specified herein, in order to implement the provisions of this Section 8.5 and will use its reasonable efforts to cause its shareholders to comply with this Section.

        8.6.         Piggy-Back Registration. If ReoStar proposes to file a registration statement under the Securities Act with respect to an offering by ReoStar for itself or for the account of any other person or entity of any class of the equity securities of ReoStar, then ReoStar shall give ZaZa at least twenty (20) days' notice of such sale and offer ZaZa the opportunity to register a portion of its shares in ReoStar in connection with this offering (a "Piggy-Back Registration"). ReoStar shall use its reasonable efforts to cause the managing underwriter or underwriters of a proposed offering to include in the registration the number or amount of shares requested to be included by ZaZa on the same terms and conditions as any similar securities of ReoStar are included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of the offering deliver an opinion to ZaZa that the total amount of securities which ZaZa and any other persons including the company intend to include in such offering is sufficiently large to materially and adversely affect the success of the offering, then the amount of registerable securities to be offered for ZaZa shall be reduced pro rata to the extent necessary, in the opinion of the managing underwriter, to reduce the total amount of securities to be included in the offering to the amount recommended by the managing underwriter. The managing underwriter shall have the final determination as to how many of the company's securities and those of other parties including ZaZa will be included in the offering, provided only that no party other than the company will be preferred on a more substantial pro rata basis than ZaZa. All expenses of any such registration will be borne by ReoStar except that the fees and expenses of legal counsel for ZaZa shall be for the account of ZaZa. ZaZa may not participate in any underwritten registration hereunder unless ZaZa (a) agrees to sell its shares on the terms of and on the basis provided in any underwriting arrangements approved by ReoStar, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of the underwriting arrangement.

IX. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF ZAZA

        Except as specifically set forth on the disclosure schedules delivered by ZaZa to ReoStar (the parts of which are numbered to correspond to the individual section numbers of this Section 9, ZaZa hereby represents, warrants, and covenants to ReoStar as follows:

        9.1.         Requisite Power and Authority. ZaZa has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on ZaZa's part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the ZaZa, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. ZaZa represents that it has obtained all necessary consents and/or approvals of all of its partners to enter into this Agreement and to perform its obligations set forth hereunder.

        9.2.         No Conflict. The execution, delivery and performance by ZaZa of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of ZaZa; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental entity applicable to ZaZa; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of ZaZa; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any governmental entity.

        9.3.         Consents. All consents and notices required to be obtained or given by or on behalf of ZaZa before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon ZaZa are described on Schedule 9(3) and all such consents have been duly obtained and are in full force and effect.

        9.4.         Books and Records. ZaZa has maintained its books, records and files accurately and in accordance with generally accepted industry standards and all books, records and files are in ZaZa's possession and the accounting records have been maintained in accordance with generally accepted accounting principles consistently applied.

        9.5.         Basic Documents. (i) All Basic Documents to which ZaZa is a party or by which they are bound are in full force and effect and are the valid and legally binding obligations of the ZaZa and are enforceable in accordance with their respective terms; (ii) ZaZa is not in breach of default with respect to any of their material obligations pursuant to any such basic document or any regulations incorporated therein or governing same; (iii) all payments including, without limitation, royalties, and valid calls under unit or joint operating agreements due thereunder have been made by ZaZa; (iv) to the knowledge of ZaZa, no other party to any such Basic Documents (or any successor in interest thereto) is in breach of default with respect to any of its obligations thereunder; (v) there has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of ZaZa, or to the knowledge of ZaZa with respect to any other party; and (vi) neither ZaZa or any other party to any Basic Document have given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reaffirmation of any such Basic Document or any material provision thereof.

        9.6.         Legal Proceedings. Except as shown in Schedule 9.6, there is no suit, action, claim, investigation by any person or entity or by any administrative agency or governmental body, and no legal administrative or arbitration proceeding pending or, to ZaZa's best knowledge, threatened against ZaZa which has materially adversely affected or may so affect the performance of ZaZa.

        9.7.         Investment Representations. ZaZa understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). ZaZa also understands that the Shares are being offered and sold pursuant to an exemption from registration under the Securities Act based in part upon ZaZa's representations contained in this Agreement. ZaZa hereby further represents and warrant as follows:

a. ZaZa Bears Economic Risk. ZaZa has substantial experience in evaluating and investing in private transactions of securities in companies similar to the ReoStar so that it is capable of evaluating the merits and risks of its investment in ReoStar and has the capacity to protect its own interests. ZaZa must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. ZaZa also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow ZaZa to transfer all or any portion of the Shares under the circumstances in the amounts or at the times ZaZa might propose.

b. Acquisition for own Account. ZaZa is acquiring the Shares for ZaZa's own account for investment only, and not with a view towards their distribution within the meaning of the Securities Act.

        c.         ZaZa Can Protect Its Interest. ZaZa represents that by reason of ZaZa's business or financial experience, ZaZa has the capacity to protect ZaZa's own interests in connection with the transactions contemplated in this Agreement.

        d.         ReoStar Information. ZaZa has had an opportunity to discuss the ReoStar's business, management and financial affairs with directors, officers and management of ReoStar and have had the opportunity to review the ReoStar's operations and facilities. ZaZa has also had the opportunity to ask questions of and receive answers from ReoStar and its management regarding the terms of this transaction.

e. Rule 144. ZaZa acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. ZaZa has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about ReoStar (which ReoStar has agreed to properly prepare and file from time to time as required for at least the four (4) year period following the date of this Agreement), the resale occurring following the required holding period under Rule 144 promulgated under the Securities Act and the number of shares being sold during any three-month period not exceeding specified limitations.

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        IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

ZAZA ENERGY, LLC
a Texas Limited Liability Company

By: ___________________________
Name: Gaston Kearby
Title: Manager

By: ___________________________
Name: Todd Brooks
Title: Manager

By: ___________________________
Name: John Hearn
Title: Manager

REOSTAR ENERGY CORPORATION
a Nevada Corporation

By: ___________________________
Name: Mark S. Zouvas
Title: Chief Executive Officer